Exhibit 5

Gordon Feinblatt LLC
Attorneys at Law

233 East Redwood Street Baltimore, Maryland 21202-3332 410-576-4000 www.gfrlaw.com

June 6, 2014

Bay Bancorp, Inc.
2328 West Joppa Road, Suite 325
Lutherville, Maryland 21093

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form S-3 of Bay Bancorp, Inc. (the “Company”), a Maryland corporation, to be filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to 9,239,143 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, held by certain selling stockholders named in the Registration Statement.  Of such Shares, (i) 7,816,379 Shares were issued pursuant to that certain Agreement and Plan of Merger, dated as of April 8, 2012, as amended on May 7, 2012, by and among the Company, Jefferson Bancorp, Inc. and Financial Services Partners Fund I, LLC, and (ii) 1,422,764 Shares were issued pursuant to that certain Securities Purchase Agreement, dated as of May 15, 2014, by and between the Company and each of the investors named therein.

We have examined copies of the following:  (i) the Company’s charter documents, consisting of Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on April 19, 2013, Articles of Amendment filed with SDAT on September 3, 2013, Articles of Amendment filed with SDAT on October 29, 2013, and Articles Supplementary filed with SDAT on February 11, 2009; (ii) the Company’s Amended and Restated Bylaws, dated as of November 1, 2013; (iii) the minutes of the proceedings of the Company’s Board of Directors and stockholders relating to the matters referred to herein; and (iv) Registration Statement and Exhibits thereto (the foregoing documents are collectively referred to herein as the “Documents”).

In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent therewith, that (i) all Documents submitted to us as originals are authentic, (ii) all Documents submitted to us as certified or photostatic copies conform to the original documents, (iii) all signatures on all such Documents are genuine, (iv) all public records reviewed or relied upon by us or on our behalf are true and complete, (v) all statements and information contained in the Documents are true and complete, and (vi) all signatories to the Documents were legally competent to do so.

Bay Bancorp, Inc.
June 6, 2014

Based on the foregoing, and subject to the qualifications set forth herein, it is our opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  The foregoing opinion is limited to the Maryland General Corporation Law, the applicable provisions of the Maryland Constitution, and reported judicial decisions interpreting these laws, and we do not express any opinion herein concerning any other law.  The foregoing opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinion set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In issuing this opinion letter, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

/s/ Gordon Feinblatt LLC